EXHIBIT 8
                                                                     ---------


                                        March 11, 1996


HUBCO, Inc.
1000 MacArthur Blvd.
Mahwah, New Jersey  07430
Attn.:  Kenneth T. Neilson, President and Chief Executive Officer

Lafayette American Bank and Trust Company
2321 Whitney Avenue
Hamden, Connecticut  06518

Attn.:  Robert B. Goldstein, President
        and Chief Executive Officer

        Re:  Merger of Merger Sub with and into
             Lafayette American Bank and Trust Company
             -----------------------------------------

             We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, and Merger Sub, a Connecticut chartered commercial banking corporation which is a wholly-owned subsidiary of HUBCO, in connection with the proposed merger of Merger Sub with and into Lafayette American Bank and Trust Company ("Lafayette") which is a Connecticut-chartered commercial bank (the "Merger"). The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 5, 1996, between HUBCO and Lafayette. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

             In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Merger pursuant to the Merger Agreement. At this time, we expect to deliver such opinion substantially in the form attached at the closing of the Merger.

               We hereby consent to our being designated as an expert in the Registration Statement with respect to the federal income tax consequences of the Merger and to the inclusion of this letter as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       PITNEY, HARDIN, KIPP & SZUCH

                       [Effective Date of the Merger]


HUBCO, Inc.
1000 MacArthur Blvd.
Mahwah, New Jersey  07430
Attn.:  Kenneth T. Neilson, President
        and Chief Executive Officer

Lafayette American Bank and Trust Company
2321 Whitney Avenue
Hamden, Connecticut  06518
Attn.:  Robert B. Goldstein, President
        and Chief Executive Officer

        Re:  Merger of Merger Sub with and into
             Lafayette American Bank and Trust Company
             -----------------------------------------

             We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, and Merger Sub, a Connecticut chartered commercial banking corporation which is a wholly-owned subsidiary of HUBCO, in connection with the proposed merger of Merger Sub with and into Lafayette American Bank and Trust Company ("Lafayette") which is a Connecticut-chartered commercial bank (the "Merger"). The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 5, 1996, among HUBCO, Merger Sub and Lafayette. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

             Pursuant to the Merger Agreement, at the Effective Time the Merger shall be effected by the merger of Merger Sub into Lafayette, pursuant to Connecticut state law, with Lafayette surviving.

             Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of Lafayette Common Stock (other than shares owned by HUBCO (other than shares held in a fiduciary capacity or as collateral on or in lieu of a debt previously contracted and shares held by Lafayette in its treasury) shall be converted into the right to receive and be exchangeable for 0.5880 shares (the "Exchange Ratio") of HUBCO Common Stock. In addition, each outstanding Lafayette Vested Stock Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO Common Stock. The "Option Value" equals (a) the Median Pre-Closing Price of HUBCO Common Stock multiplied by the Exchange Ratio (b) minus the stated exercise price for the Vested Stock Option. No fractional shares of HUBCO Common Stock will be issued in exchange for either Lafayette Common Stock or Lafayette Vested Stock Options. Instead, holders of Lafayette Common Stock or Lafayette Vested Stock Options will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest.

                    In addition, each Lafayette Unvested Stock Option shall be converted into an option to purchase the same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio at an option exercise price per share of HUBCO Common Stock equal to the previous option exercise price per share of the Lafayette Common Stock divided by the Exchange Ratio. In addition, each Lafayette Warrant shall be converted into a like warrant to purchase for the same aggregate purchase price that number of shares of HUBCO Common Stock which equals the number of shares of Lafayette Common Stock which may be purchased under the Lafayette warrant multiplied by the Exchange Ratio.

                    In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Merger and have authorized us to rely on such representations in expressing the within opinions:

                    1. The fair market value of HUBCO Common Stock and other consideration received by each Lafayette stockholder will be approximately equal to the fair market value of the Lafayette Common Stock surrendered in the exchange.

                    2. In the Merger, shares of Lafayette Common Stock representing control of Lafayette as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code") will be exchanged solely for voting stock of HUBCO. For purposes of this representation, shares of Lafayette Common Stock exchanged for cash or other property originating with HUBCO will be treated as outstanding Lafayette Common Stock on the date of the Merger.

                    3. None of the compensation received by any stockholder-employees of Lafayette will be separate consideration for, or allocable to, any of their shares of Lafayette Common Stock; none of the shares of HUBCO Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                    4. HUBCO has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

                    5. The payment of cash in lieu of fractional shares of HUBCO Common Stock is solely for the purpose of avoiding the expense and inconvenience to HUBCO of issuing fractional shares of HUBCO Common Stock and does not represent separately bargained-for consideration.

                    6. Following the Merger, Lafayette will continue its historic business or use a significant portion of its historic business assets in a business.

                    7. There is no intercorporate indebtedness existing between HUBCO and Lafayette, or between Merger Sub and Lafayette, that was issued, acquired, or will be settled at a discount.

                    8. None of HUBCO, Merger Sub or Lafayette are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the
Code.                    9.   HUBCO has no plan or intention to liquidate, to
merge Lafayette with or into another corporation, to sell or otherwise dispose of the stock of Lafayette except for transfers of stock to corporations controlled by HUBCO or to cause Lafayette to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(C) of the Code.

                    10. Following the transaction, Lafayette will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Lafayette or Merger Sub to shareholders who receive cash or other property, amounts used by Lafayette or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Lafayette will be included as assets of Lafayette or Merger Sub, respectively, immediately prior to the Merger.

                    11. Prior to the Merger, HUBCO will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

                    12. Lafayette will not issue additional shares of its stock that would result in HUBCO losing control of Lafayette within the meaning of Section 368(c) of the Code.

                    13. HUBCO, Merger Sub and Lafayette and the stockholders of Lafayette will pay their respective expenses, if any, incurred in connection with the Merger.

                    14. HUBCO does not own, nor has it owned during the past five years, any shares of Lafayette, other than the 500,000 shares of Lafayette Common Stock purchased since the announcement of the Merger.

                    15. Lafayette is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a)(3)(A) of the Code.

                    16. To the best knowledge of the management of Lafayette, there is no plan or intention on the part of the stockholders of Lafayette on the date hereof to sell, exchange or otherwise dispose of a number of shares of HUBCO Common Stock received in the Merger that would reduce such stockholders' ownership of HUBCO Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Lafayette Common Stock as of the same date. For purposes of this representation, shares of Lafayette Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of HUBCO Common Stock will be treated as outstanding Lafayette Common Stock on the date of the Merger. Moreover, shares of Lafayette Common Stock and shares of HUBCO Common Stock held by Lafayette shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

                    17. The liabilities of Merger Sub to be assumed by Lafayette and the liabilities to which the transferred assets of Merger Sub are subject were incurred by Merger Sub in the ordinary course of its business.

                    18. On the date of the Merger, the fair market value of the assets of Lafayette will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                    19. At the time of the Merger, Lafayette will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Lafayette that, if exercised or converted, would affect HUBCO's acquisition or retention of control of Lafayette, as defined in Section 368(c) of the Code.

                    As counsel to HUBCO and Merger Sub, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on representations of the parties to the Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

                    Based on the foregoing, we are of the opinion that:

                    1. The Merger qualifies as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E). HUBCO, Merger Sub and Lafayette are each a "party to a reorganization" within the meaning of
Section 368(b)(2).

                    2. No gain or loss will be recognized for federal income tax purposes by [HUBCO, MERGER SUB OR] Lafayette in connection with the Merger. Sections 361(a) and 1032.

                    3. No gain or loss will be recognized for federal income tax purposes by the stockholders of Lafayette upon the exchange in the Merger of shares of Lafayette Common Stock solely for HUBCO Common Stock.
Section 354(a).

                    4. The basis of HUBCO Common Stock received in the Merger by Lafayette stockholders will be the same as the basis of the shares of Lafayette Common Stock surrendered in exchange therefor.

                    5. The holding period of the HUBCO Common Stock received in the Merger by Lafayette stockholders will include the period during which the shares of Lafayette Common Stock surrendered in exchange therefor were held by the Lafayette stockholder, provided such shares of Lafayette stock were held as capital assets. Section 1223(1).

                                       Very truly yours,



                                       PITNEY, HARDIN, KIPP & SZUCH